Exhibit 99.3

Yumanity Therapeutics - 1554161

Conference Title:     Yumanity Therapeutics - 1554161

Date:                           June 3rd, 2022

Lee:

Good morning and welcome to the Yumanity Therapeutics Canada Inc. conference call. Earlier this morning, Yumanity announced definitive agreements for two strategic transactions with Janssen Pharmaceutica NV and Kineta, Inc. This press release can be found on the Yumanity website at www.yumanity.com. Please note there are slides accompanying this call which are viewable in the webcast player. A PDF of the webcast slides will also be made available on the company’s website. Joining me on the call this morning are Dr. Richard Peters, chief executive officer of Yumanity Therapeutics and Dr. Shawn Iadonato, Chief Executive Officer of Canada.

Turning to slide two, please note that today’s conference call will contain statements about future expectations and plans that constitute forward looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The words believe, anticipate, plan, potential, expect and other words [inaudible] future events identify statements as forward looking. Actual results may differ materially from those indicated by these forward looking statements as a result of various important factors, including those disclosed in the presentation and the press release that we issued this morning. You should not place any undue reliance on these forward looking statements, which are made only as of today’s date and the date indicated in the forward looking statements.

Except as required by law, Yumanity expressly disclaims any obligation or undertaking to update or otherwise revise any forward looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based. Please review the slide carefully as it contains important information regarding the transaction. With that, it’s now my pleasure to turn the call over to Yumanity’s chief executive officer, Dr. Richard Peters. Richard.

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Richard Peters:

Thank you, Lee. As you know, Yumanity is a clinical stage company dedicated to accelerating the revolution in the treatment of neurodegenerative diseases. Neurodegenerative diseases are one of the greatest medical challenges of our generation. Yumanity was founded on the thesis that recent technological advances over the last few years, including improved understanding of the biology of these diseases, has ignited a renewed focus and commitment to and created an accelerating momentum around neurodegenerative disease R&D. We believe Yumanity has significant attributes that differentiate us from other companies in the neuro space. With these differentiating factors in mind, we are pleased to announce that our lead program, YTX-7739, which is a clinical stage product candidate for the potential treatment of Parkinson’s disease and our unpartnered discovery stage neuroscience product candidates and targets are expected to be acquired by Janssen as illustrated on slide four.

Through this acquisition, we believe that Yumanity’s assets have a bright future and the potential to become innovative treatments for neurodegenerative diseases. Yumanity’s collaborations, including the Merck partnership highlighted on this slide, is expected to be acquired by Kinetic Inc. Now, the first definitive agreement is for the sale of Yumanity’s lead clinical stage product candidate YTX-7739 that is currently subject of a partial clinical hold by the FDA as well as Yumanity’s unpartnered neuroscience discovery stage product candidates and targets for $26 million in cash to Janssen Pharmaceutical NV, which I would refer to as Janssen, one of the Janssen pharmaceutical companies of Johnson and Johnson. In connection with the close of the transaction, Yumanity plans to return the remaining available cash to shareholders via a one-time dividend net of any outstanding obligations and net cash requirements associated with the Kineta merger, which I will describe next.

The second definitive agreement is the merger with Kineta in an all-stock transaction. Under the terms of the agreement, Kineta will become a wholly owned subsidiary of Yumanity, resulting in a combined publicly traded company called Kineta Inc, which will focus on immuno oncology while also continuing Yumanity’s ongoing research collaboration with Merck and Company in ALS and

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frontotemporal lobar dementia. On a pro forma basis based upon the number of Yumanity shares to be issued in a merger, current Kineta shareholders are expected to own approximately 85% of the combined company and current Yumanity shareholders are expected to own approximately 15% of the combined company. The actual allocation will be subject to adjustment based on each company’s outstanding equity ownership and Yumanity’s net cash balance at the time of the closing of the proposed merger. The Kineta management team will lead the merged company.

Its board will include six members, of which two will represent Yumanity Therapeutics. The transaction has been approved by the boards of each company and is expected to close during the second half of 2022, pending shareholder approval and other customary closing conditions. Concurrent with the reverse merger, the combined company expects to raise a private investment in public equity led by growth and value development inc. Management and the board believe that these combined transactions are in the best interest of Yumanity shareholders. First, the transaction blends near-term and long term value creation via the dividend to shareholders following the Janssen asset sale and the upside potential through the Kineta merger. Second, YTX-7739 is in the hands of Janssen, whose long standing commitment has a deep understanding of the functions of the brain, which has led to the development of more than 20 medications for nervous system disorders and improve the lives of millions.

Third, if Yumanity holders choose to transition to becoming Kineta holders, they become investors in an innovative cancer immunotherapy company with a potential best-in-class lead program, KVA 12.1, an IND-ready asset for lung, colorectal and ovarian cancers. They would also continue to participate in any potential upside from the Merck research collaboration entered into by Yumanity in 2020 and to be continued by Kineta. The merged company is expected to have a strong cash balance with a cash runway into early 2024. For these reasons, we strongly believe that Yumanity shareholders will benefit from these transactions. Now, let me hand over the call to Shawn Iadonato, CEO of Kineta to introduce you to his company. Shawn.

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Shawn Iadonato:

Thank you, Richard and thank you to the Yumanity team for working so hard on the proposed transactions. Kineta’s mission is to develop next generation immunotherapies that transform patients’ lives. Our development focus is on exploiting novel drug targets in innate immunity to address the tremendous unmet needs for cancer patients. Cancer immunotherapy has been revolutionized over the past ten years with the introduction of a new class of drugs called checkpoint inhibitors that target PD-1, PD-L1 and CTLA-4 and enhance the activation of T-cells. CPI’s worked very well in a small number of cancer patients. However, complete remissions and responses with CPI treatment are infrequent and there are few options for patients who fail these drugs. Clearly, there is a great demand for new immunotherapies in oncology with new and diverse drug mechanisms.

At Kineta, we believe that there are three major reasons why cancer patients fail checkpoint inhibitor therapy and these are the three main mechanisms of cancer resistance. First is immunosuppression. Many tumors contain immunosuppressive innate immune cells that block the immune response inside the tumor microenvironment. Second are exhausted T-cells. While many cancer patients can have an initial immune response to their tumor, the T-cell response becomes weak or ineffective over time. And third, poorly immunogenic tumors. Some tumors are immunogenically silent and invisible to the immune system. These tumors lack adequate tumor antigens to stimulate an immune response. Kineta is focused on developing new drug candidates through our proprietary pioneer platform that address each of these three main mechanisms of cancer immune resistance.

We believe that the next great advances in improving survival for cancer patients will come through integrating the innate and adaptive immune responses. Our team has a track record of starting biotech companies’ scientific expertise, completing major licensing and M&A deals and launching successful commercial products. We are excited to execute the merger agreement with Yumanity and we believe that the post-merger company is well positioned to excel as a publicly traded company. Kineta is built on five pillars of value. First, we have a strong existing investor base that

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has committed to a pipe financing at the close of the merger that will provide Kineta with a cash runway that we expect to fund operations into early 2024. Second, Kineta’s differentiated pioneer platform uses proprietary, innate immune and monoclonal antibody development technologies to address the major mechanisms of cancer immune resistance.

Next, Kineta’s immuno oncology focused pipeline includes monoclonal antibody therapies targeting Vista, CD27 and CD24. These exciting immunotherapies have significant commercial potential as the immuno oncology market is forecasted to grow to 95 billion by 2026. Our company has validated our science and team by executing a $359 million global strategic partnership with Genentech Roche for KCP506, a novel non-opioid and clinical development for chronic pain. Lastly, we anticipate multiple near-term catalysts to drive company valuation across the portfolio. One of Kineta’s key competitive advantages is the strong core foundation of innate immunity research with an industry leading scientific team that drives our R&D engine. Kineta has also integrated strong commercial leadership with our R&D team to enable the company to advance multiple drug programs in therapeutic areas with significant commercial potential.

Our team has a depth of experience in drug discovery, preclinical research, manufacturing, clinical trials, business development and commercial development. We are also veterans of the startup biotech environment, having successfully financed and led companies from start to exit. Kineta is differentiated by our development focus on innate immunity. The immune response includes both the innate and adaptive immunity, as shown in this figure. The innate response involves cells like macrophages, NK-cells and dendritic cells. The innate response occurs quickly and is important to develop the adaptive immune response. The adaptive immune response is composed of T and B cells that are antigen specific. These cells emerge over several weeks and are responsible for immunological memory that can last years. Most drug development in cancer immunotherapy is focused on T-cells. Kineta is differentiated from other companies by its focus on innate immune drug targets and the importance of innate immunity in controlling cancer.

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The Kineta pioneer platform involves six key development technologies. Target biology leverages Kineta’s expertise in innate immunity for the selection and validation of novel drug targets. Single B-cell technology utilizes antibody discovery technology that results in large and diverse libraries of fully human monoclonal antibodies. Innate immune screening applies Kineta’s matrix of proprietary innate immune cellular assays to characterize antibody libraries and select lead candidates. Immuno profiling uses flow cytometry based technologies to characterize innate immune target expression and antibody binding to cell populations in blood and tumor. And protein engineering combines precision protein engineering with antibody characterization software and antibody production to modulate properties such as antibody dependent cellular cytotoxicity, complement dependent cytotoxicity and pharmacokinetic properties.

Pharmacology uses a unique combination of novel ex-vivo assays and specialized in vivo preclinical models to characterize an antibody anti-cancer efficacy and pharmacokinetics and to develop biomarkers. The platform provides proof of concept preclinical data for lead selection, as well as data to inform clinical trial design, patient selection and clinical dose selection. Kineta’s pipeline includes three exciting immuno oncology products in development to address the three mechanisms of cancer resistance. KVA12.1 is our most advanced immuno oncology monoclonal antibody product targeting immune suppression in the tumor microenvironment. Kineta will initiate clinical development in patients with advanced solid tumors in Q4 of this year. We are also developing an anti-CD27 agonist monoclonal antibody to address T-cell exhaustion. Our team has nominated the clinical candidate and initiated IND-enabling studies. Lastly, we are developing an anti-CD24 monoclonal antibody to address poor tumor immunogenicity and we have other innate immune target discovery programs ongoing.

In 2018, Kineta entered into a strategic partnership with Genentech, a member of the Roche Group for global rights to KCP506, a novel non-opioid in clinical development for the treatment of chronic pain. Kineta has received $21 million in milestone payments under the partnership and is eligible to receive a total of up to $359 million in development, regulatory and sales milestones and up to

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a double digit royalty on sales of KCP506 through the life of the patents. KCP506 will be completing the initial phase one SAD, MAD and pilot hemp clinical studies later this year. Kineta anticipates two milestones related to additional clinical development and option exercise in the next 18 months. To address the problem of immune suppression in the tumor microenvironment, Kineta is developing KVA 12.1, a novel anti-VISTA antibody in cancer immunotherapy.

This is a very exciting drug target that has a tremendous amount of potential to improve cancer treatment outcomes. This expression is correlated with poor outcomes and it is up-regulated in patients who respond poorly to checkpoint inhibitors. There are currently no anti-VISTA therapies available on the market. The competitive landscape is quite thin with five key competitors, all in a similar stage of development. KVA12.1 is a potential best-in-class VISTA blocking immunotherapy. The Kineta is differentiated from our other competitors in development. We will initiate a pase one dose escalation study for KVA 12.1 in Q4 of this year. The clinical trial will assess safety, tolerability, PK, immunogenicity and tumor responses of KVA 12.1 as a single agent and in combination with pembrolizumab. The clinical importance of VISTA expression is shown in this slide.

On the left is the Kaplan-Meier survival curve in advanced melanoma patients, according to VISTA expression in their tumor. Patients with high levels of VISTA expression shown by the red line have significantly shorter median overall survival than patients with low VISTA expression shown by the black line. On the right is a melanoma patient treated with pembrolizumab or Keytruda. The patient has no pre-treatment VISTA expression in their tumor by immunohistochemistry [inaudible] for VISTA and he initially responds to therapy. However, upon relapse, new tumors emerge that express high levels of VISTA. Compare the image on the right to the image on the left. KVA 12.1 drives an efficient polyfunctional immune response. Innate immune cells can be programmed to be either immunosuppressive or inflammatory. In difficult-to-treat tumours as shown at the top, there are many VISTA expressing innate immune cells that are immunosuppressive, including M2 macrophages and myeloid derived suppressor cells or MDSCs.

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VISTA expression in tumor blocks the anti-tumor T-cell response. By blocking VISTA with KVA12.1, this effect is reversed as shown at the bottom. Immunosuppressive innate immune cells are blocked by the antibody and the tumor microenvironment becomes repopulated with inflammatory, innate immune cells. The inflammatory innate environment promotes the development of an antitumor adaptive immune response promoting tumor cell killing. KVA 12.1 has demonstrated several important changes in the innate immune response, as shown in this slide. First, KVA 12.1 treatment activates monocytes and converts them into a pro-inflammatory phenotype. This is shown by increased HLA-DR expression on the monocyte surface. Next, KVA 12.1 blocks MDSC mediated inhibition of T-cells. T-cells become activated and proliferate secreting interferon gamma. KVA 12.1 also directly interacts with T-cells to enhance their activation to suboptimal stimulation like low dose antigen. This is also measured by interferon gamma gene expression.

Finally, KVA 12.1 enhances NK cell activation. These beneficial in vitro effects are replicated in tumor. KVA 12.1 was tested as a single agent in the cold MB49 bladder cancer model, as shown in the left panel. In this immunosuppressed model, KVA 12.1 alone reduced tumor growth by 75%. KVA 12.1 was also effective as a single agent in the EG7 lymphoma model, as shown in the second panel. Here KVA 12.1 treatment alone reduced tumor growth by 66%. In the right panels, we evaluated suboptimal doses of KVA 12.1 together with an anti-PD-1 antibody. Anti-PD one is the most commonly administered clinical immunotherapy. In a difficult to treat MC-38 colon carcinoma model, which is the third panel, both agents administered as monotherapy resulted in similar tumor growth inhibition.

Importantly, when KVA 12.1 was combined with anti-PD-1 therapy, enhanced antitumor effects were observed. Finally, in the fourth panel, combinations of suboptimal doses of PD-1 and KVA 12.1 antibodies were also synergistic in the MB49 model. The tolerability, safety and pharmacokinetics of KVA 12.1 have been evaluated in five primate toxicology studies following the

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administration of both single multiple doses of the drug over a period of up to four weeks. There have been no clinical observations or treatment related findings in any of the studies. There was also no evidence of cytokine release syndrome and fusion reactions or excess immune activation. Doses resulting in blood concentrations greater than 40 micrograms per mil resulted in 100% receptor occupancy and safety margins greater than 70 fold were established in these studies.

Kineta’s phase one clinical trial is a basket trial that will recruit all advanced or metastatic solid tumor patients. However, our phase two development program is focused on tumor types where there is evidence of high levels of VISTA expression. Several examples are shown in this slide, which includes immunohistochemical analysis of VISTA expression in normal versus tumor tissue in lung, colon and ovarian cancer. Brown staining indicates VISTA expression. In each case, the top panel is normal tissue in the bottom panel is tumor. In lung and colon, most of VISTA expression is on infiltrating innate immune cells. In ovarian cancer, tumor cells express high levels of VISTA. These three VISTA high tumor types have been selected for phase two clinical trials. Kineta completed our pre-IND interaction with FDA in July of 2021 and we plan to initiate a phase one clinical study in Q4 of 2022.

In this phase one dose escalation study, we will enroll all advanced solid tumor patients, excluding only patients with primary brain tumors. Up to six subjects will be enrolled in cohorts of increasing doses of KVA 12.1 that will be dosed every two weeks. The study will evaluate the safety and tolerability of KVA 12.1 as a single agent and in combination with pembrolizumab. The recommended phase two dose or the maximum tolerated dose will also be defined. Secondary objectives include pharmacokinetics, immunogenicity and tumor responses will also be evaluated. We anticipate having an initial data readout from this trial in Q4 of 2023. VISTA is highly expressed across many solid tumors, including non-small cell lung cancer, ovarian, colon, pancreatic and gastric cancers. Phase one and two clinical trials will ultimately guide clinical development and indications. However, we see lung, colorectal and ovarian cancers with strong clinical and commercial rationale as attractive initial indications.

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These three cancer markets represent 2.7 million new patients annually with a market opportunity of $48 billion. Now, in addition to our anti-VISTA program, Kineta is developing an agonist monoclonal antibody that targets CD27 to replenish the tumor microenvironment with new and more diverse T-cells. The second key mechanism of cancer immune resistance involves exhausted T-cells. Exhausted T-cells are antitumor effector T-cells that have been stimulated too many times and no longer mount an effective antitumor response. Kineta’s approach to addressing this problem is with an agonist anti-CD27 antibody. CD27 activates naive T-cells and NK cells to differentiate and restore the exhausted T-cell population. The result is more anti-tumor T-cells against more diverse tumor epitopes. Agonist CD20 seven antibodies mediate anti-tumor activity and increase survival alone and in combination with other agents, as shown in this slide.

These rodent tumor models investigate an immunogenic CT26 tumor on the left, a blood cancer B-cell lymphoma in the middle and a highly immunosuppressed tumor, B16 BL6 six on the right. Agonist CD27 antibodies have strong single agent activity on both the immunogenic solid tumor and B-cell lymphoma. In a highly immunosuppressed tumor, anti-CD27 antibodies are effective in combination with existing checkpoint inhibitors like anti-PD1. Kineta is developing an agonist monoclonal antibody targeting clinically validated CD20 seven drug target. CD27 agonist antibodies have demonstrated efficacy as single agent and enhanced efficacy in combination with other products. As shown in this slide, Kineta’s lead antibodies bind to CD27 and enhanced T-cell activation and cytokine signaling. Additionally, our lead CD27 antibodies reduce the activation threshold of T-cells to suboptimal tumor antigens, allowing the proliferation of T-cell populations against a more diverse pool of cancer antigens.

Finally, Kineta’s anti-CD27 agonist antibodies bind to innate NK-cells and induce their activation resulting in more efficient tumor cell destruction. Using two previously described models, CD27 monoclonal antibodies have been evaluated in the EG7 and MB49 tumor models where they demonstrated single agent activity, enhanced tumor growth inhibition in combination with either a

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PD1 antibody or Kineta’s anti-VISTA KVA 12.1 antibody indicating potential synergy between our CD27 monoclonal antibodies and other products. With our exciting immuno oncology pipeline and Genentech Partnership, Kineta anticipates achieving multiple value driving catalysts in the next six quarters. This includes four major milestones in 2022 and six in 2023. Additionally, Kineta has the goal of entering one new immuno oncology product focused on the key mechanisms of cancer immune resistance to the clinic each year.

A growing pipeline will enable our scalable business. Kineta has a strong investor base, proprietary platform, exciting immuno oncology pipeline, strategic partnerships and an excellent management team in place. The company is well positioned to deliver on these milestones and maintain a constant news flow to drive company value. Thank you for your attention this morning. This concludes my introduction to Kineta. Again, we want to thank Richard and the Yumanity team for their efforts in putting together the planned merger. And at this time, I will turn the discussion back to Dr. Peters.

Richard Peters: Thank you, Shawn. Now, quickly turning to the next steps, we plan to file the SEC registration documents and related shareholder information ahead of the Yumanity shareholder vote with the transaction closing as promptly as possible thereafter, which we currently expect will be the second half of 2022. To reiterate, we believe that these two transactions are in the best interest of Yumanity shareholders. With a cash transaction for our unpartnered neuroscience assets, a reverse merger with a promising immuno oncology company and a potential cash dividend at closing for the remaining available cash net of any outstanding obligations and net cash requirements associated with the Kineta merger. And with that, this concludes our investor call. We thank everyone for joining us today.

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